Exhibit 99.1

GAIAM Reports First Quarter 2015 Results

- Launched New Yoga Apparel Line with Kohl’s in April -

BOULDER, CO, May 7, 2015 — GAIAM, Inc. (NASDAQ: GAIA), a leading lifestyle company for yoga, fitness and wellness products and content, reported financial results for the first quarter ended March 31, 2015.

First Quarter 2015 Financial Highlights vs. Prior Year

•	Sales to top 25 customers, excluding the company’s largest customer, increased nearly 13%

•	Gross profit as a percentage of net revenue increased 50 basis points to 45.8%

•	Balance sheet at quarter end had $16.9 million of cash, with no debt

Management Commentary

“Our strategy to focus on GAIAM yoga, fitness and wellness continued to drive growth in the first quarter,” said Lynn Powers, CEO of GAIAM. “However, as expected, the quarter was negatively impacted by $5 million in revenue due to the West Coast port disruption and continued stock level issues with our largest customer. Despite these external factors and excluding the planned declines in our catalog sales, GAIAM brand net revenue increased 4%. We expect the delayed revenues from the port issues to be resolved and recognized in our second quarter, and growth to accelerate in the remainder of 2015.

“April 23rd marked the exclusive kick-off of our new yoga apparel line with Kohl’s. The launch in over 1,100 of their stores has exceeded our expectations and we’ve received tremendous media coverage, including The Today Show and E! Entertainment Television. Kohl’s has done an exceptional job merchandising the product via branded store-within-store displays. Our athletic and children’s yoga initiatives and improvements to our online and mobile customer experience are also on track to roll out later this year. Given these initiatives, as well as our strong balance sheet, we are confident in our ability to drive growth and profitability in our GAIAM Brand in 2015 and beyond.”

First Quarter 2015 Financial Results

Net revenue in the first quarter of 2015 was comparable to last year at $37.6 million. GAIAM Brand net revenue in the first quarter decreased 2% to $34.5 million compared to the same year-ago quarter. Excluding planned declines in catalog sales, GAIAM Brand net revenue in the first quarter of 2015 increased 4% to $32.3 million.

Gross profit in the first quarter of 2015 increased to $17.2 million compared to $17.0 million in the year-ago quarter. As a percentage of net revenue, gross profit was 45.8% compared to 45.3% in the first quarter of 2014. The 50 basis point improvement was driven by increased revenues from the high-margin GAIAM TV business.

Operating expenses in the first quarter of 2015 were $20.1 million compared to $19.5 million in the year-ago quarter. As a percentage of net revenue, operating expenses were 53.4% compared to 51.9% in the year-ago quarter. The increase was primarily due to increased marketing expenses for GAIAM TV.

Loss from operations in the first quarter was $2.9 million compared to $2.5 million in the year-ago quarter.

Net loss for the first quarter was $3.9 million or $(0.16) per share, compared to $2.1 million or $(0.09) per share in the year-ago quarter. The first quarter of 2015 included an unfavorable impact from foreign exchange of approximately $544,000 and approximately $466,000 from discontinued operations related to the sale of a business in a prior period. The year-ago period included approximately $438,000 of gains from the sale of investments.

At March 31, 2015, cash totaled $16.9 million compared to $15.8 million at December 31, 2014. The company continues to carry no debt.

Jirka Rysavy, chairman of GAIAM, commented: “With the ports slowdown issue resolved, stock levels in our largest customer improving, the launch of our new apparel line at Kohl’s, and GAIAM TV expected swing to profitability in six weeks, we are projecting a strong second half of the year.”

GAIAM filed a Form-10 with the Securities and Exchange Commission related to the proposed separation of the company’s GAIAM TV media subscription unit from the GAIAM-branded business into two separate publicly traded companies. GAIAM currently expects the separation to take place in the form of a tax-free spin-off to shareholders. The company may, at any time and for any reason until the proposed spin-off is complete, abandon, modify or change the terms of its contemplated spin-off. GAIAM TV is a global digital video streaming service that provides curated conscious media content to its subscribers in approximately 100 countries. Over 90% of its 7,000 titles are available for streaming exclusively on GAIAM TV through almost any device connected to the Internet.

Conference Call

GAIAM is hosting a conference call today, May 7, 2015, beginning at 4:30 p.m. ET (2:30 p.m. MT). The conference call dial-in numbers are (888) 576-4382 or (719) 325-2288 for International callers, passcode 5322738. Questions will be reserved for analysts and investors. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860. Following the completion of today’s conference call, a replay will be available until May 21, 2015 by dialing (877) 870-5176 or (858) 384-5517 for International callers, passcode 5322738.

About GAIAM

GAIAM, Inc. (NASDAQ: GAIA) is a leading lifestyle company for yoga, fitness and wellness products and content. With a wide distribution network that consists of approximately 38,000 retail doors, 18,000 store within stores, 5,000 category management locations, and e-commerce, GAIAM is dedicated to making yoga, fitness and wellness accessible to all. GAIAM TV is a global digital subscription service with approximately 7,000 exclusive videos available for streaming and download. The Company dominates the health and wellness category and owns the largest library of conscious media. For more information about GAIAM, please visit www.GAIAM.com or call 1.800.869.3603.

Forward-Looking Statements

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While GAIAM believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in GAIAM’s filings with the Securities and Exchange Commission. GAIAM assumes no duty to update any forward-looking statements.

Contacts

Steve Thomas

Chief Financial Officer

(303) 222-3782

Steve.Thomas@GAIAM.com

Cody Slach

Liolios

(949) 574-3860

GAIA@Liolios.com

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2015	December 31, 2014
	(Unaudited)
Assets
Current assets:
Cash	$16,894	$15,772
Accounts receivable, net	15,677	30,266
Inventory, less allowances	20,116	20,154
Other current assets	14,405	11,998
Current assets of discontinued operations	300	582

Total current assets	67,392	78,772
Property and equipment, net	24,043	23,231
Media library, net	8,068	7,691
Goodwill	15,448	15,448
Other intangibles, net	815	823
Other assets	13,823	12,667

Total assets	$129,589	$138,632

Liabilities and Equity
Current liabilities:
Accounts payable	$14,039	$18,837
Accrued liabilities	19,276	19,859
Participations payable	736	377

Total current liabilities	34,051	39,073
Total equity	95,538	99,559

Total liabilities and equity	$129,589	$138,632

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended March 31, 2015		Three Months Ended March 31, 2014
Net revenue	$37,638	100.0%	$37,611	100.0%
Cost of goods sold	20,391	54.2%	20,591	54.7%

Gross profit	17,247	45.8%	17,020	45.3%
Selling and operating	16,681	44.3%	16,363	43.5%
Corporate, general and administration	3,434	9.1%	3,135	8.4%

Loss from operations	(2,868)	-7.6%	(2,478)	-6.6%
Interest and other (expense) income	(501)	-1.4%	38	0.1%
Gain on sale of investments	—	0.0%	438	1.2%

Loss before income taxes and noncontrolling interest	(3,369)	-9.0%	(2,002)	-5.3%
Income tax expense	49	0.1%	96	0.3%

Loss from continuing operations	(3,418)	-9.1%	(2,098)	-5.6%
Income from discontinued operations	(466)	-1.2%	26	0.1%

Net loss	(3,884)	-10.3%	(2,072)	-5.5%
Net income attributable to the noncontrolling interest	(8)	0.0%	(62)	-0.2%

Net loss attributable to GAIAM, Inc.	$(3,892)	-10.3%	$(2,134)	-5.7%

Net loss per share attributable to GAIAM, Inc. common shareholders – basic and diluted:
From continuing operations	$(0.14)		$(0.09)
From discontinued operations	(0.02)		0.00

Net loss per share attributable to GAIAM, Inc.	$(0.16)		$(0.09)

Weighted-average shares outstanding:
Basic and diluted	24,490		24,006

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